DYNAMIC BIOMETRIC SYSTEMS, INC.
                             CODE OF BUSINESS ETHICS

INTRODUCTION

This Code of Business Ethics (this "Code") is applicable to all employees of Dynamic Biometric Systems, Inc. and all of its subsidiary companies (collectively, the "Company"). A copy of this Code shall be provided to all employees for signed acknowledgement and inclusion in the employee files. Although applicable to all employees, this Code is specifically intended to constitute our Code of Ethics for Senior Financial Officers pursuant to the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and related rules that may be adopted by the U.S. Securities and Exchange Commission.

SELF-DEALING AND CONFLICT OF INTEREST

The Company requires that employees act in good faith and in the best interests of the Company. No Company employee should become involved in any situation where they might personally profit or benefit as a result of any relationship or act in a manner that is not in the best interests of the Company. An employee should never represent or act on behalf of the Company in any transaction in which he or she has any interest, direct or indirect, or from which he or she may benefit personally, unless such interest has first been disclosed, in writing, to and approved, in writing, by the Company.

Conflicts of interest can arise when an employee or a member of his or her family receives improper personal benefits as a result of his or her position in the Company, including Company loans or guarantees of personal obligations. No employee shall accept any benefits from the Company that have not been appropriately authorized and approved. Further, an employee's position with the Company should not be used to influence or gain favor regarding personal matters from others, including customers or suppliers, or otherwise for personal benefit. All employees should take care at all times to avoid placing themselves in positions where even the appearance of a conflict of interest might exist. Employees' conduct must consistently reflect the Company's commitment to ethical behavior in every aspect of its operations.

GIFTS

Employees may not accept business-related gifts or free services beyond ordinary business practice. Gifts or sample products that are of insignificant value may be accepted if returning them would be awkward. Gifts beyond this level should be promptly returned with a courteous note explaining the Company's policy.

COMPETITIVE ACTIVITIES

Employees of the Company are expected to avoid any outside interest that might conflict with their loyalty to the Company (or create the appearance of such a conflict). They should neither invest in competitors' businesses nor act on behalf of competitors. Under no circumstances may officers or other employees of the Company be employed by, or serve as a director of, any company that competes with the Company. Investments in stocks of broadly owned, publicly traded companies that compete with the Company are permissible if they are not so significant as to affect the employee's efforts on behalf of and loyalty to the Company.

COMPLIANCE WITH LAWS

The activities of the Company must always be in full compliance with all laws, rules and regulations of the jurisdictions in which the Company conducts its business and of all private and public regulatory agencies and organizations to which the Company is subject. The Company expects all employees to follow the spirit as well as the letter of the law.

OUTSIDE EMPLOYMENT AND BUSINESS DIRECTORSHIPS

The Company's employees are generally discouraged or prohibited from accepting outside employment, part-time or otherwise. While occasional part-time work may be acceptable, depending on an employee's position with the Company, care and good judgment must be used in accepting outside employment to assure that the employment does not affect the performance of an employee's responsibilities to the Company. If an employee has any question about the propriety of outside employment, the employee should discuss the matter with his or her supervisor. The Company's employees may not make use of Company information for any purposes not related to the Company, including in connection with outside employment.

It is the Company's policy that none of its employees may serve on corporate boards or committees except for appropriate civic, educational and cultural organizations. The goal of this policy is to avoid actual or apparent conflicts of interest and situations that might raise questions about the Company's integrity. However, subject to the advance approval of the Company's Chief Executive Officer, senior executives of the Company may serve as directors of outside companies (excluding competitors and other companies with whom the Company has a business interest). The Company's Chief Executive Officer may serve as a director of outside companies subject to the advance approval of the Board of Directors.

No employee or officer of the Company may accept employment or a directorship with any company with whom the Company has a business relationship as a customer, supplier or otherwise, without the prior written consent of the Chief Executive Officer or, in the case of the Chief Executive Officer, without the prior written approval of the Company's Board of Directors.

POLITICAL ACTIVITY

Employees of the Company, as private individuals, are free to contribute to and work for political parties, causes or candidates of their choosing. In no case may an employee's personal participation in, or contribution to such parties, candidates or causes be represented as a Company endorsement. Any contribution to political parties, candidates or ballot issues by the Company, where allowed by law, requires the advance approval by the Company's Board of Directors.

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CONFIDENTIAL INFORMATION/TRANSACTIONS IN THE COMPANY'S SECURITIES

Employees are encouraged to invest in the Company's stock. However, any significant financial or other important information about the Company that an employee may become aware of that has not been disclosed to the public must be treated as confidential and may not be used in an attempt to profit personally or be disclosed to family members, friends or others outside of the Company. In particular, neither employees nor their family members or friends may use such confidential information as a basis for trading in Company stock. Should an employee have any doubt as to the propriety of buying or selling Company shares, he or she should ask a supervisor or a member of senior management for guidance.

The Company's officers and employees who are "insiders" under the securities laws are subject to more stringent rules in connection with trading in the Company's securities. It is the responsibility of all "insider" officers and employees to act in accordance with all pertinent insider trading securities laws.

It is important to keep in mind that unauthorized disclosure of sensitive non-public information to third parties, even to family and friends, could be harmful to the Company. Such disclosures are not only unethical, but also illegal, and could result in severe civil and criminal penalties to the employee making such disclosures.

CORPORATE ASSETS AND RECORDS

Strict propriety must be observed in any transaction involving the use, handling or accounting of Company assets. It is imperative that:

     1. Accounting records be maintained and reports be prepared in accordance with generally accepted accounting principles; and,

     2. An adequate system of internal controls be maintained; and,

     3. Accounting entries truly reflect the transactions that they record; and,

     4. All assets and liabilities of the Company, including bank accounts in which Company cash is on deposit, be recorded on the regular books of the Company; and,

     5. Full cooperation be given to internal and external auditors (including taking no action to influence, coerce, mislead or manipulate the Company's auditors); and,

     6. Senior management be immediately advised of any financial or accounting matters that could adversely impact the Company's financial statements otherwise be considered sensitive to preserving the Company's reputation.


PUBLIC FILINGS AND COMMUNICATIONS

The Company's Chief Executive Officer and Chief Financial Officer are ultimately responsible for promoting full, accurate, and timely disclosure in the reports that the Company files with the Securities and Exchange Commission and in other public communications made by the Company. However, to the extent requested to provide information to be included in, or to participate in the preparation of such reports or public communications, other employees, including the Company's accountants and Controller, are responsible for providing such information and in preparing such reports and communications in a manner that will ensure the full, accurate, and timely disclosure of such information in the reports. Employees are expected to report concerns regarding questionable accounting or auditing matters to the Company's senior management.

VIOLATIONS

The Company is committed to supporting employees in meeting the ethical standards of conduct set forth in this Code and expects all employees to uphold these standards. Employees are encouraged to talk to supervisors, managers or the Company's senior management when in doubt about the best course of action in a particular situation. If an employee becomes aware of anything that occurs which could in any way be construed as a fraudulent or illegal act or otherwise in violation of this Code, the employee is responsible for reporting such occurrence. Employees are expected to cooperate in internal investigations of actual or apparent violations of this Code. To the fullest extent possible, efforts will be made to keep confidential the identity of any employee that participates in such an investigation. No report made in good faith as required by this Code, will result in any adverse employment or other retaliatory action against the employee making the report. If an employee believes that he or she has been subject to adverse employment or other retaliatory action as a result of reporting a violation of this Code, the employee should consult immediately with his or her supervisor or a member of the Company's senior management.

The Company takes its ethical obligations, and this Code, very seriously and all employees are expected to do the same. Employees who violate this Code will be held accountable and may be subject to discipline, up to and including termination of employment.

WAIVER

Any amendment or waiver of this Code may be made only by the Company's Board of Directors, subject to such conditions or restrictions as the Board of Directors may determine. Amendments and waivers of this Code will be publicly disclosed as required by law.

FURTHER INFORMATION

If any employee has any question about this Code's applicability to a particular situation, please consult with your supervisor or, in appropriate circumstances, with the Company's senior management or Board of Directors. You also should consult with one of these people if you believe that there are violations of the Code that are not being addressed by management. Any such discussions will be held in confidence.

                                 ACKNOWLEDGMENT

I have read and understood the above Code of Business Ethics and agree to comply with its requirements and any related policies or procedures which may be adopted by the Company. I certify that, except as fully disclosed and approved in accordance with the Code, I have not engaged in any transaction or activity that would constitute an actual or apparent conflict with the interests of the Company, and that I am otherwise in fully compliance with the Code.


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Signature


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Printed Name


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